Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Force Protection, Inc. 2008 Stock Plan, with respect to our report dated June 5, 2007 regarding the consolidated financial statements of Force Protection, Inc. as of and for the years ended December 31, 2006 and 2005, included in Force Protection, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33253), filed with the Securities and Exchange Commission.

/s/ Jaspers + Hall
Jaspers + Hall, PC

Denver, Colorado

November 20, 2008